Exhibit 99.1

UNITED CONTINENTAL HOLDINGS, INC. ANNOUNCES

SECOND-QUARTER 2011 PROFIT

UAL REPORTS SECOND-QUARTER $577 MILLION NET PROFIT EXCLUDING SPECIAL ITEMS;

$538 MILLION NET PROFIT ON GAAP BASIS

CHICAGO, July 21, 2011 – United Continental Holdings, Inc. (NYSE: UAL) today announced second-quarter 2011 financial results. UAL results for the second quarter include the financial results of its two operating subsidiaries, United Airlines and Continental Airlines. Prior to the merger on Oct. 1, 2010, UAL results included only the financial results of United. Pro forma results that consolidate the financial results for Continental for the second-quarter 2010 and six months ended June 30, 2010, are included for meaningful year-over-year comparisons.

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UAL reported a second-quarter 2011 net profit of $577 million or $1.49 per diluted share, excluding $39 million of net special items consisting primarily of integration-related costs and a one-time non-cash adjustment to revenue. On a GAAP basis, UAL reported a second-quarter 2011 net profit of $538 million or $1.39 per diluted share.

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UAL consolidated passenger revenue increased 10.1 percent in the second quarter of 2011 compared to the pro forma results for the same period in 2010. Second-quarter 2011 consolidated passenger revenue per available seat mile (PRASM) increased 9.0 percent compared to the pro forma results year-over-year.

•	Second-quarter 2011 consolidated fuel expense, excluding the impact of hedges, increased 45.2 percent, or $1.1 billion, year-over-year on a pro forma basis.

•	UAL ended the quarter with $8.6 billion in unrestricted cash, cash equivalents and short-term investments.

“Thanks to the hard work of my co-workers, who managed through tough weather issues and many integration changes during the quarter, we are making steady progress toward building the world’s leading airline,” said Jeff Smisek, UAL’s president and chief executive officer. “We are well positioned to deliver on the once-in-a-lifetime opportunities that this merger presents for our company and our people.”

Second-Quarter Revenue and Capacity

For the second quarter of 2011, total revenue excluding special items was $9.7 billion, an increase of 9.1 percent compared to the pro forma results for the same period in 2010. Total revenue during the second quarter,

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including special items, increased 10.3 percent to $9.8 billion year-over-year on a pro forma basis. Consolidated passenger revenue, including special items, for the second quarter rose 10.1 percent to $8.6 billion, compared to the pro forma results for the same period in 2010.

Consolidated revenue passenger miles (RPMs) for the second quarter of 2011 decreased 0.1 percent on a pro forma basis, while capacity (available seat miles or ASMs) increased 1.0 percent year-over-year on a pro forma basis, resulting in a second-quarter consolidated load factor of 83.4 percent.

Consolidated yield for the second quarter of 2011 increased 10.3 percent year-over-year on a pro forma basis. Second-quarter 2011 consolidated PRASM increased 9.0 percent compared to the pro forma results for the same period in 2010.

Mainline RPMs in the second quarter of 2011 were flat on a mainline capacity increase of 1.1 percent year-over-year on a pro forma basis, resulting in a second-quarter mainline load factor of 84.1 percent. Mainline yield for the second quarter of 2011 increased 10.3 percent over the pro forma results for the same period in 2010. Second-quarter 2011 mainline PRASM increased 9.1 percent year-over-year on a pro forma basis.

“Our capacity discipline drove solid unit revenue and yield growth in the second quarter,” said Jim Compton, UAL’s executive vice president and chief revenue officer. “We will continue to offer products our customers value and are willing to pay for.”

Due to the decline in demand for travel to Japan following the March 11, 2011, earthquake and tsunami, the company reduced capacity to and from Japan by 11.8 percent during the quarter. UAL estimates that second-quarter consolidated passenger revenue decreased by approximately $100 million as a result of the reduced demand due to the tragedy in Japan.

Passenger revenue for the second quarter of 2011 and period-to-period comparisons of related pro forma statistics for UAL’s mainline and regional operations are as follows:

	2Q 2011 Passenger Revenue (millions)	Passenger Revenue vs. 2Q 2010	PRASM vs. 2Q 2010	Yield vs. 2Q 2010	ASM vs. 2Q 2010

Domestic	$3,435	7.7%	9.7%	9.6%	(1.8%)

Atlantic	1,625	13.4%	5.6%	8.3%	7.3%
Pacific	1,123	3.8%	5.7%	7.9%	(1.8%)
Latin America	681	30.8%	20.2%	22.7%	8.8%

International	$3,429	12.9%	8.3%	10.8%	4.3%

Mainline	$6,864	10.3%	9.1%	10.3%	1.1%
Regional	1,742	9.5%	8.8%	10.3%	0.6%

Consolidated	$8,606	10.1%	9.0%	10.3%	1.0%

Cargo and other revenue in the second quarter of 2011 increased 2.0 percent, or $22 million, year-over-year on a pro forma basis.

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Second-Quarter Costs

Total consolidated expenses, including special items, increased $974 million, or 12.1 percent, in the second quarter compared to the pro forma results for the same period of 2010. Second-quarter fuel costs, excluding the impact of fuel hedges, increased $1.1 billion year-over-year. During the quarter, the company recognized $278 million of benefit from its fuel hedge settlements. Second-quarter 2011 consolidated expenses, excluding fuel, profit-sharing and special items, increased $171 million, or 3.2 percent, year-over-year on a pro forma basis.

Consolidated costs per available seat mile (CASM), excluding special items, increased 11.1 percent and mainline CASM, excluding special items, increased 10.8 percent in the second quarter of 2011 compared to the pro forma results for the same period last year. Second-quarter consolidated and mainline CASM, including special items, increased 11.0 and 10.7 percent year-over-year on a pro forma basis, respectively.

The company has hedged approximately 51 percent of its expected remaining fuel needs for 2011.

In the second quarter, consolidated and mainline CASM, excluding special items and holding fuel rate and profit sharing constant, increased 1.3 percent and 1.7 percent, respectively, compared to the pro forma results for the same period of 2010.

“This quarter, we moved another step closer to achieving our synergy targets and financial goals, thanks to the efforts of our entire team at the new United,” said Zane Rowe, UAL’s executive vice president and chief financial officer. “While we still have a lot of work to do, we are working together across the company to outperform our competitors.”

Second-Quarter Liquidity and Cash Flow

UAL ended the second quarter of 2011 with $8.6 billion in unrestricted cash, cash equivalents and short-term investments. During the second quarter, the company generated $753 million of operating cash flow and had gross capital expenditures of $178 million. The company made scheduled debt and net capital lease payments of $1.0 billion, including $570 million to repay UAL 4.5% convertible notes put to the company in June. Year-to-date, the company has made $1.8 billion of debt and capital lease payments, including $300 million of prepayments.

Integration Is On Track

During the quarter, United and Continental continued to make steady progress integrating products, services and policies to provide a more consistent travel experience for customers. When traveling on either carrier, customers may now shop for flights, obtain seat assignments and check flight status on united.com and continental.com, and check in and print boarding passes for flights using any United or Continental check-in kiosk at 90 airports worldwide. The carriers introduced Premier Access, a new package of priority airport services for elite-level flyers and premium-cabin customers, and aligned meal, snack and beverage services on board flights and in airport club lounges. In addition, the company announced that United’s loyalty program name will be MileagePlus® and offered MileagePlus and OnePass members the ability to combine miles to earn awards faster.

Beginning with Chicago O’Hare International Airport and following at San Francisco International Airport, the company unveiled newly branded signage at airport check-in and boarding areas and remains on track to re-brand its

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UAL ANNOUNCES SECOND QUARTER 2011 PROFIT/PAGE 4

hub airports over the remainder of the year. The carriers have co-located check-in, ticket counter and gate facilities at 46 airports since the closing the merger and now have a single area for check-in at 275 airports systemwide. Nearly half of the total fleet, or 601 aircraft, is now repainted in the new United livery.

Notable Second-Quarter 2011 Accomplishments

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United and Continental recorded U.S. Department of Transportation domestic on-time arrival rates of 77.8 percent and 74.2 percent, respectively, and system completion factors of 98.6 percent and 99.7 percent, respectively, for the second quarter. For international flights, United and Continental recorded on-time arrival rates of 77.7 percent and 79.4 percent, respectively. The on-time arrival rates are based on flights arriving within 14 minutes of scheduled arrival time.

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The company accrued $90 million for profit-sharing programs for results of the first six months of 2011, and employees of the combined company earned cash incentive payments for operational performance totaling $5 million during the second quarter of 2011.

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The company, in partnership with the Houston Airport System, announced construction at Bush Intercontinental Airport to build a new Terminal B south concourse dedicated to domestic regional jet operations will begin by the end of the year. In addition, the company extended its lease on Terminal C at Bush Intercontinental Airport to 2027.

•	The company continued to install flat-bed seats in first and business class and now has the new seats on 123 aircraft, more than any other U.S. carrier.

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The company, through its carriers, continued to build its route network to provide unmatched flight options for travelers, launching new flights to Stuttgart, Germany, and Port-au-Prince, Haiti, from its New York/Newark Liberty hub, service to Shanghai, China, Hilo, Hawai’i, and Guadalajara, Mexico, from its Los Angeles hub and flights to Hilo and Guadalajara from its hub at San Francisco.

About United Continental Holdings, Inc.

United Continental Holdings, Inc. (NYSE: UAL) is the holding company for both United Airlines and Continental Airlines. Together with United Express, Continental Express and Continental Connection, these airlines operate an average of 5,765 flights a day to 377 airports on six continents from their hubs in Chicago, Cleveland, Denver, Guam, Houston, Los Angeles, New York/Newark Liberty, San Francisco, Tokyo and Washington, D.C. United and Continental are members of Star Alliance, which offers 21,000 daily flights to 1,160 airports in 181 countries. United and Continental’s more than 80,000 employees reside in every U.S. state and in many countries around the world. For more information about United Continental Holdings, Inc., go to UnitedContinentalHoldings.com. For more information about the airlines, see united.com and continental.com or follow on Twitter and Facebook.

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UAL ANNOUNCES SECOND QUARTER 2011 PROFIT/PAGE 5

Safe Harbor Statement under the Private Securities Litigation Reform Act of 1995: Certain statements included in this release are forward-looking and thus reflect our current expectations and beliefs with respect to certain current and future events and financial performance. Such forward-looking statements are and will be subject to many risks and uncertainties relating to our operations and business environment that may cause actual results to differ materially from any future results expressed or implied in such forward-looking statements. Words such as “expects,” “will,” “plans,” “anticipates,” “indicates,” “believes,” “forecast,” “guidance,” “outlook” and similar expressions are intended to identify forward-looking statements. Additionally, forward-looking statements include statements which do not relate solely to historical facts, such as statements which identify uncertainties or trends, discuss the possible future effects of current known trends or uncertainties, or which indicate that the future effects of known trends or uncertainties cannot be predicted, guaranteed or assured. All forward-looking statements in this release are based upon information available to us on the date of this release. We undertake no obligation to publicly update or revise any forward-looking statement, whether as a result of new information, future events, changed circumstances or otherwise, except as required by applicable law. Our actual results could differ materially from these forward-looking statements due to numerous factors including, without limitation, the following: our ability to comply with the terms of our various financing arrangements; the costs and availability of financing; our ability to maintain adequate liquidity; our ability to execute our operational plans; our ability to control our costs, including realizing benefits from our resource optimization efforts, cost reduction initiatives and fleet replacement programs; our ability to utilize our net operating losses; our ability to attract and retain customers; demand for transportation in the markets in which we operate; an outbreak of a disease that affects travel demand or travel behavior; demand for travel and the impact that global economic conditions have on customer travel patterns; excessive taxation and the inability to offset future taxable income; general economic conditions (including interest rates, foreign currency exchange rates, investment or credit market conditions, crude oil prices, costs of aviation fuel and energy refining capacity in relevant markets); our ability to cost-effectively hedge against increases in the price of aviation fuel; any potential realized or unrealized gains or losses related to fuel or currency hedging programs; the effects of any hostilities, act of war or terrorist attack; the ability of other air carriers with whom we have alliances or partnerships to provide the services contemplated by the respective arrangements with such carriers; the costs and availability of aviation and other insurance; the costs associated with security measures and practices; industry consolidation or changes in airline alliances; competitive pressures on pricing and on demand; our capacity decisions and the capacity decisions of our competitors; U.S. or foreign governmental legislation, regulation and other actions (including open skies agreements); labor costs; our ability to maintain satisfactory labor relations and the results of the collective bargaining agreement process with our union groups; any disruptions to operations due to any potential actions by our labor groups; weather conditions; the possibility that expected merger synergies will not be realized or will not be realized within the expected time period; and other risks and uncertainties set forth under Item 1A., Risk Factors of our Annual Report on Form 10-K, as well as other risks and uncertainties set forth from time to time in the reports we file with the SEC. Consequently, forward-looking statements should not be regarded as representations or warranties by us that such matters will be realized.

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UAL ANNOUNCES SECOND QUARTER 2011 PROFIT/PAGE 6

UNITED CONTINENTAL HOLDINGS, INC.

STATEMENTS OF CONSOLIDATED OPERATIONS (UNAUDITED)

THREE MONTHS AND SIX MONTHS ENDED JUNE 30, 2011 AND

PRO FORMA RESULTS FOR THE THREE MONTHS AND SIX MONTHS ENDED JUNE 30, 2010

	Three Months Ended June 30,		% Increase / (Decrease)	Six Months Ended June 30,		% Increase / (Decrease)
(In millions, except per share data)	2011	2010 Pro Forma (A)		2011	2010 Pro Forma (A)
Operating Revenue:
Passenger:
Mainline	$6,864	$6,224	10.3	$12,627	$11,375	11.0
Regional	1,742	1,591	9.5	3,166	2,886	9.7

Total Passenger Revenue	8,606	7,815	10.1	15,793	14,261	10.7
Cargo	316	301	5.0	599	560	7.0
Special revenue item (D)	107	—	NM	107	—	NM
Other	780	773	0.9	1,512	1,469	2.9

Total Operating Revenue	9,809	8,889	10.3	18,011	16,290	10.6

Operating Expenses:
Aircraft fuel (B)	3,227	2,478	30.2	5,899	4,559	29.4
Salaries and related costs	1,916	1,881	1.9	3,722	3,639	2.3
Regional capacity purchase (C)	615	610	0.8	1,188	1,194	(0.5)
Landing fees and other rent	502	491	2.2	975	966	0.9
Aircraft maintenance materials and outside repairs	444	370	20.0	883	728	21.3
Depreciation and amortization	385	372	3.5	773	758	2.0
Distribution expenses	375	359	4.5	725	676	7.2
Aircraft rent	252	255	(1.2)	505	509	(0.8)
Special charges (D)	146	84	NM	223	112	NM
Other operating expense	1,139	1,127	1.1	2,276	2,229	2.1

Total Operating Expenses	9,001	8,027	12.1	17,169	15,370	11.7

Operating Income	808	862	(6.3)	842	920	(8.5)

Nonoperating Income (Expense):
Interest expense	(250)	(257)	(2.7)	(504)	(523)	(3.6)
Interest capitalized	8	9	(11.1)	14	18	(22.2)
Interest income	5	4	25.0	9	7	28.6
Miscellaneous, net	(29)	(9)	NM	(30)	5	NM

Total Nonoperating Expense	(266)	(253)	5.1	(511)	(493)	3.7

Income before income taxes	542	609	(11.0)	331	427	(22.5)
Income tax expense (benefit) (E)	4	(2)	NM	6	(1)	NM

Net Income	$538	$611	(11.9)	$325	428	(24.1)

Earnings per share, basic	$1.63	$1.94	(16.0)	$0.98	$1.36	(27.9)

Earnings per share, diluted	$1.39	$1.57	(11.5)	$0.88	$1.19	(26.1)

Weighted average shares, basic	330	315	4.8	329	314	4.8
Weighted average shares, diluted	400	410	(2.4)	383	379	1.1

NM Not meaningful

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UAL ANNOUNCES SECOND QUARTER 2011 PROFIT/PAGE 7

UNITED CONTINENTAL HOLDINGS, INC.

STATEMENTS OF CONSOLIDATED OPERATIONS (UNAUDITED)

	Three Months Ended June 30,		Six Months Ended June 30,
(In millions, except per share data)	2011	2010	2011	2010
Operating Revenue:
Passenger:
Mainline	$6,864	$3,532	$12,627	$6,401
Regional	1,742	962	3,166	1,750

Total Passenger Revenue	8,606	4,494	15,793	8,151
Cargo	316	190	599	347
Special revenue item (D)	107	—	107	—
Other	780	477	1,512	904

Total Operating Revenue	9,809	5,161	18,011	9,402

Operating Expenses:
Aircraft fuel (B)	3,227	1,486	5,899	2,693
Salaries and related costs	1,916	1,061	3,722	2,051
Regional capacity purchase (C)	615	405	1,188	793
Landing fees and other rent	502	271	975	528
Aircraft maintenance materials and outside repairs	444	245	883	467
Depreciation and amortization	385	223	773	444
Distribution expenses	375	198	725	370
Aircraft rent	252	81	505	162
Special charges (D)	146	106	223	124
Other operating expense	1,139	644	2,276	1,253

Total Operating Expenses	9,001	4,720	17,169	8,885

Operating Income	808	441	842	517

Nonoperating Income (Expense):
Interest expense	(250)	(178)	(504)	(363)
Interest capitalized	8	3	14	5
Interest income	5	2	9	3
Miscellaneous, net	(29)	3	(30)	28

Total Nonoperating Expense	(266)	(170)	(511)	(327)

Income before income taxes	542	271	331	190
Income tax expense (benefit) (E)	4	(2)	6	(1)

Net Income	$538	$273	$325	$191

Earnings per share, basic	$1.63	$1.62	$0.98	$1.14

Earnings per share, diluted	$1.39	$1.29	$0.88	$0.96

Weighted average shares, basic	330	168	329	168
Weighted average shares, diluted	400	235	383	209

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UAL ANNOUNCES SECOND QUARTER 2011 PROFIT/PAGE 8

UNITED CONTINENTAL HOLDINGS, INC.

CONSOLIDATED NOTES (UNAUDITED)

(A)	United Continental Holdings, Inc. (“UAL”) is a holding company and its principal, wholly owned subsidiaries are United Air Lines, Inc. (“United”) and, effective October 1, 2010, Continental Airlines, Inc. (“Continental”). Continental became a subsidiary of UAL as a result of a merger transaction. Included in this investor release are pro forma financial information for the combined company for second quarter of 2010 and second quarter year-to-date 2010. All pro forma combined company information is based on financial information previously published in our Investor Update and Earnings Release issued April 21, 2011, which can be found on our website at http://ir.unitedcontinentalholdings.com.

(B)	UAL’s results of operations include fuel expense for both mainline and regional operations.

(In millions, except per gallon)	Three Months Ended June 30,		% Increase / (Decrease)	Six Months Ended June 30,		% Increase / (Decrease)
	2011	2010 Pro Forma (A)		2011	2010 Pro Forma (A)
Total mainline fuel expense	$2,568	$2,015	27.4	$4,704	$3,694	27.3
Exclude impact of non-cash net mark-to-market (“MTM”) gains	—	(37)	(100.0)	—	(6)	(100.0)

Mainline fuel expense excluding MTM impact	2,568	1,978	29.8	4,704	3,688	27.5
Add: Regional fuel expense	659	462	42.6	1,195	864	38.3

Consolidated fuel expense excluding MTM impact	3,227	2,440	32.3	5,899	4,552	29.6
Exclude impact of fuel hedge settlements	278	(26)	NM	432	(37)	NM

Consolidated fuel expense excluding hedge impacts (a)	$3,505	$2,414	45.2	$6,331	$4,515	40.2

Mainline fuel consumption (gallons)	853	851	0.2	1,638	1,625	0.8
Mainline average jet fuel price per gallon (cents)	301.1	236.8	27.2	287.2	227.3	26.4
Mainline average jet fuel price per gallon excluding non-cash net MTM impact (cents)	301.1	232.4	29.6	287.2	227.0	26.5
Mainline average jet fuel price per gallon excluding fuel hedge impacts (cents)	333.6	229.4	45.4	313.6	224.7	39.6

Regional fuel consumption (gallons)	190	188	1.1	365	360	1.4
Regional average jet fuel price per gallon (cents)	346.8	245.7	41.1	327.4	240.0	36.4

Consolidated consumption (gallons)	1,043	1,039	0.4	2,003	1,985	0.9
Consolidated average jet fuel price per gallon (cents)	309.4	238.4	29.8	294.5	229.6	28.3
Consolidated average jet fuel price per gallon excluding non-cash net MTM impact (cents)	309.4	234.8	31.8	294.5	229.3	28.4
Consolidated average jet fuel price per gallon excluding fuel hedge impacts (cents)	336.0	232.3	44.6	316.1	227.5	38.9

(a)	Beginning April 1, 2010, UAL designated substantially all of its outstanding fuel derivative contracts as cash flow hedges under GAAP. As of June 30, 2011, UAL has recognized $101 million of accumulated other comprehensive gains on its balance sheet for its designated cash flow hedges.

(C)	UAL has contractual relationships with various regional carriers to provide regional jet and turboprop service branded as United Express, Continental Express and Continental Connection. Under these agreements, UAL pays the regional carriers contractually agreed fees for crew expenses, maintenance expenses and other costs of operating these flights. These costs include aircraft rent of $176 million and $348 million for the three months and six months ended June 30, 2011, respectively, of which $124 million and $52 million is included in regional capacity purchase expense and aircraft rentals, respectively, for the three months ended June 30, 2011 and $245 million and $103 million is included in regional capacity purchase expense and aircraft rentals, respectively, for the six months ended June 30, 2011 in our Statements of Consolidated Operations.

UAL ANNOUNCES SECOND QUARTER 2011 PROFIT/PAGE 9

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UNITED CONTINENTAL HOLDINGS, INC.

CONSOLIDATED NOTES (UNAUDITED)

(D)	Special items include the following:

	Three Months Ended June 30,			Six Months Ended June 30,
(In millions)	2011	2010 Pro Forma (A)	2010	2011	2010 Pro Forma (A)	2010
Revenue - Chase co-branded marketing agreement modification	$107	$—	$—	$107	$—	$—

Integration-related costs	145	—	28	224	—	28
Aircraft (gains) losses on sale and related asset impairments	1	73	73	(1)	96	90
Lease termination and other special charges	—	11	5	—	16	6

Total special charges	146	84	106	223	112	124

Operating non-cash MTM losses on undesignated fuel hedges	—	37	37	—	6	6
Loss on asset sales	—	10	10	—	10	10
Accelerated depreciation related to early asset retirement	—	5	5	—	9	9
Severance	—	1	1	—	(1)	(1)

Total special items operating expense impact	146	137	159	223	136	148

Total special items	39	137	159	116	136	148

Income tax benefit	—	(2)	(2)	—	(1)	(1)

Special items, net of tax	$39	$135	$157	$116	$135	$147

2011 - Special Items

UAL, United, Continental and Mileage Plus Holdings, LLC, a wholly owned subsidiary of United, executed an Amended and Restated Co-Branded Card Marketing Services Agreement (the Co-Brand Agreement) with Chase Bank USA, N.A. (Chase) in June 2011, through which the company sells mileage credits to Chase and the company’s loyalty program members accrue frequent flyer miles for making purchases using credit cards issued by Chase. The Co-Brand Agreement modifies and combines the previously existing co-branded agreements between Chase and each of United and Continental, respectively. As a result of the execution of the Co-Brand Agreement, revenues received as part of this agreement are subject to Accounting Standards Update 2009-13, “Multiple-Deliverable Revenue Arrangements – a consensus of the FASB Emerging Issues Task Force” (ASU 2009-13), adopted by the company on Jan. 1, 2011, which is applied to all contracts entered into or materially modified after the adoption date of the accounting standard. The application of the new accounting standard to the Co-Brand Agreement, which was determined to be a material modification of the previously existing co-branded agreements, decreases the value of the air transportation deliverables related to the agreement that the company records as deferred revenue (and ultimately Passenger Revenue when redeemed awards are flown) and increases the value of the marketing-related deliverables recorded in Other Revenue at the time these marketing-related deliverables are provided. The provisions of ASU 2009-13 require that existing deferred revenue be adjusted retroactively to reflect the value of the undelivered air transportation deliverables at the date of the contract modification. As a result, the company recorded a retroactive, one-time non-cash income adjustment to revenue of $107 million for the three and six months ended June 30, 2011.

Integration-related costs consist of expenses related to the merger and integration of United and Continental. As previously disclosed in the company’s Form 10-Q filed on April 21, 2011, UAL would be obligated under an indenture to issue to the Pension Benefit Guaranty Corporation up to $500 million aggregate principal amount of 8% Contingent Senior Notes (8% Notes) in up to eight equal tranches of $62.5 million if certain financial triggering events occur. A triggering event occurs when UAL’s EBITDAR, as defined in the 8% Notes indenture, exceeds $3.5 billion over the prior 12 months ending June 30 or Dec. 31 of any applicable fiscal year through 2017. As of June 30, 2011, a triggering event under the indenture occurred, and, as a result, UAL is obligated to issue one tranche of $62.5 million of the 8% Notes no later than Feb. 14, 2012. UAL recorded a liability for the fair value of the $62.5 million tranche in the second quarter of 2011 which totaled $49 million. This $49 million charge is being classified as an integration cost as the financial results of UAL, excluding Continental’s results, would not have resulted in a triggering event under the indenture. This is the first such occurrence of UAL’s obligation to issue a tranche of the 8% Notes.

Integration-related costs for the three and six months ended June 30, 2011, also include costs to terminate certain service contracts that will not be used by the company, costs to write-off system assets that are no longer used or planned to be used by the company, payments to third-party consultants to assist with integration planning and organization design, severance related costs primarily associated with administrative headcount reductions, relocation and training, and compensation costs related to the systems integration. Other special charges include gains and losses on the disposal of aircraft and related spare parts.

UAL ANNOUNCES SECOND QUARTER 2011 PROFIT/PAGE 10

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2010 - Special Items

Second quarter aircraft and related asset impairments consist of a United $73 million impairment charge to reduce the carrying value of five non-operating Boeing 747 aircraft and 32 non-operating Boeing 737 aircraft to fair value. Year-to-date aircraft and related asset impairments include the second quarter item and a first quarter United $17 million charge to decrease the value of aircraft related assets and a Continental $6 million charge related to grounded Boeing 737-300 aircraft, which is net of gains on the sale of two Boeing 737-500 aircraft.

The integration-related costs in the 2010 periods consist of third-party costs for legal, finance, advisory and other services associated with the company’s planned merger with Continental. These costs were incurred as part of the initial assessment of the merger and ongoing activities to complete the merger.

Non-cash MTM gains on undesignated fuel hedges relates to United’s MTM gains on fuel hedge contracts that were not designated as cash flow hedges. Under applicable accounting standards, MTM gains/losses on undesignated contracts are immediately recorded to fuel expense each period unlike MTM gains/losses on designated cash flow hedges which are initially deferred through other comprehensive income.

(E)	No federal income tax expense was recognized related to our pretax income for the three and six months ended June 30, 2011 due to the utilization of book net operating loss carryforwards for which no benefit has previously been recognized. We are required to provide a valuation allowance for our deferred tax assets in excess of deferred tax liabilities because UAL concluded that it is more likely than not that such deferred tax assets will ultimately not be realized.

UAL ANNOUNCES SECOND QUARTER 2011 PROFIT/PAGE 11

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UNITED CONTINENTAL HOLDINGS, INC.

STATISTICS

	Three Months Ended June 30,		% Increase / (Decrease)		Six Months Ended June 30,		% Increase / (Decrease)
	2011	2010 Pro Forma (A)			2011	2010 Pro Forma (A)
Mainline:
Passengers (thousands)	25,107	25,610	(2.0)		47,527	48,635	(2.3)
Revenue passenger miles (millions)	47,485	47,486	—		88,751	89,159	(0.5)
Available seat miles (millions)	56,481	55,871	1.1		108,858	107,495	1.3
Cargo ton miles (millions)	683	793	(13.9)		1,369	1,518	(9.8)

Passenger load factor:
Mainline	84.1%	85.0%	(0.9	) pts.	81.5%	82.9%	(1.4	) pts.
Domestic	86.7%	86.6%	0.1	pts.	84.1%	84.2%	(0.1	) pts.
International	81.4%	83.3%	(1.9	) pts.	78.9%	81.6%	(2.7	) pts.

Passenger revenue per available seat mile (cents)	12.15	11.14	9.1		11.60	10.58	9.6
Average yield per revenue passenger mile (cents)	14.46	13.11	10.3		14.23	12.76	11.5
Average fare per passenger	$273.39	$243.03	12.5		$265.68	$233.89	13.6

Cost per available seat mile (CASM) (cents):

CASM (a)	12.97	11.72	10.7		12.84	11.66	10.1
CASM, excluding special items (b)	12.71	11.47	10.8		12.64	11.54	9.5
CASM, excluding special items and fuel (b)	8.17	7.93	3.0		8.32	8.11	2.6
CASM, holding fuel rate and profit sharing constant, excluding special items (b)	11.67	11.47	1.7		11.73	11.54	1.6

Average price per gallon of jet fuel (cents) (c)	301.1	236.8	27.2		287.2	227.3	26.4
Average price per gallon of jet fuel excluding non-cash net MTM impact (cents) (c)	301.1	232.4	29.6		287.2	227.0	26.5
Average price per gallon of jet fuel excluding fuel hedge impact (cents) (c)	333.6	229.4	45.4		313.6	224.7	39.6
Fuel gallons consumed (millions)	853	851	0.2		1,638	1,625	0.8

Aircraft in fleet at end of period	708	697	1.6		708	697	1.6
Average stage length (miles) (d)	1,820	1,808	0.7		1,806	1,782	1.3
Average daily utilization of each aircraft (hours)	10:58	10:59	(0.2)		10:44	10:46	(0.3)

Regional:
Passengers (thousands)	11,893	12,033	(1.2)		22,062	22,398	(1.5)
Revenue passenger miles (millions)	6,760	6,810	(0.7)		12,458	12,589	(1.0)
Available seat miles (millions)	8,525	8,471	0.6		16,320	16,182	0.9
Passenger load factor	79.3%	80.4%	(1.1	) pts.	76.3%	77.8%	(1.5	) pts.
Passenger revenue per available seat mile (cents)	20.43	18.78	8.8		19.40	17.83	8.8
Average yield per revenue passenger mile (cents)	25.77	23.36	10.3		25.41	22.92	10.9
Aircraft in fleet at end of period	557	546	2.0		557	546	2.0
Average stage length (miles) (d)	561	557	0.7		557	550	1.3

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UAL ANNOUNCES SECOND QUARTER 2011 PROFIT/PAGE 12

UNITED CONTINENTAL HOLDINGS, INC.

STATISTICS (Continued)

	Three Months Ended June 30,		% Increase / (Decrease)		Six Months Ended June 30,		% Increase / (Decrease)
	2011	2010 Pro Forma (A)			2011	2010 Pro Forma (A)
Consolidated (Mainline and Regional):
Passengers (thousands)	37,000	37,643	(1.7)		69,589	71,033	(2.0)
Revenue passenger miles (millions)	54,245	54,296	(0.1)		101,209	101,748	(0.5)
Available seat miles (millions)	65,006	64,342	1.0		125,178	123,677	1.2
Passenger load factor	83.4%	84.4%	(1.0	) pts.	80.9%	82.3%	(1.4	) pts.
Passenger revenue per available seat mile (cents)	13.24	12.15	9.0		12.62	11.53	9.5
Total revenue per available seat miles (cents)	15.09	13.82	9.2		14.39	13.17	9.3
Average yield per revenue passenger mile (cents)	15.87	14.39	10.3		15.60	14.02	11.3

CASM (a)	13.85	12.48	11.0		13.72	12.43	10.4
CASM, excluding special items (b)	13.62	12.26	11.1		13.54	12.32	9.9
CASM, excluding special items and fuel (b)	8.66	8.47	2.2		8.83	8.64	2.2
CASM, holding fuel rate and profit sharing constant, excluding special items (b)	12.42	12.26	1.3		12.49	12.32	1.4

Average price per gallon of jet fuel (cents) (c)	309.4	238.4	29.8		294.5	229.6	28.3
Average price per gallon of jet fuel excluding non-cash net MTM impact (cents) (c)	309.4	234.8	31.8		294.5	229.3	28.4
Average price per gallon of jet fuel excluding fuel hedge impacts (cents) (c)	336.0	232.3	44.6		316.1	227.5	38.9
Fuel gallons consumed (millions)	1,043	1,039	0.4		2,003	1,985	0.9
Average full-time equivalent employees (thousands)	81.1	81.4	(0.4)		81.7	81.8	(0.1)

(a)	Includes impact of special items (See Note D).
(b)	These financial measures provide management and investors the ability to monitor the company’s performance on a consistent basis.
(c)	Fuel price per gallon includes aircraft fuel and related taxes.
(d)	Average stage length equals the average distance a seat travels adjusted for size of aircraft (available seat miles/seats).

UAL ANNOUNCES SECOND QUARTER 2011 PROFIT/PAGE 13

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UNITED CONTINENTAL HOLDINGS, INC.

NON-GAAP FINANCIAL RECONCILIATION

UAL evaluates its financial performance utilizing various GAAP and non-GAAP financial measures including, net income/loss, net earnings/loss per share and CASM, among others. CASM is a common metric used in the airline industry to measure an airline’s cost structure and efficiency. Pursuant to SEC Regulation G, UAL has included the following reconciliation of reported non-GAAP financial measures to comparable financial measures reported on a GAAP basis. UAL believes that excluding fuel costs from certain measures is useful to investors because it provides an additional measure of management’s performance excluding the effects of a significant cost item over which management has limited influence. UAL also believes that adjusting for special items, and other items unusual or infrequent in nature, is useful to investors because they are non-recurring items not indicative of UAL’s on-going performance. UAL began to apply cash flow hedge accounting effective April 1, 2010. Prior to the designation of fuel hedge instruments as cash flow hedges, MTM gains and losses were immediately recognized in fuel expense. UAL believes that the net fuel hedge adjustments provide management and investors with a better perspective of its performance and comparison to its peers because the adjustments reflect the economic fuel cost during the periods presented and many of our peers apply cash flow hedge accounting.

(In millions)	Three Months Ended June 30,			$ Increase / (Decrease)	% Increase / (Decrease)	Six Months Ended June 30,			$ Increase / (Decrease)	% Increase / (Decrease)
	2011		2010 Pro Forma (A)			2011		2010 Pro Forma (A)
Consolidated Operating Revenue		$9,809	$8,889	$920	10.3		$18,011	$16,290	$1,721	10.6
Less: Special revenue item (D)		107	—	107	NM		107	—	107	NM

Consolidated Operating Revenue, excluding special revenue item		$9,702	$8,889	$813	9.1		$17,904	$16,290	$1,614	9.9

Consolidated Operating Expenses		$9,001	$8,027	$974	12.1		$17,169	$15,370	$1,799	11.7
Less: Special items (D)		146	137	9	NM		223	136	87	NM

Consolidated Operating Expenses, excluding special items		8,855	7,890	965	12.2		16,946	15,234	1,712	11.2
Less: Consolidated fuel expense (excluding non-cash net MTM impact)		3,227	2,440	787	32.3		5,899	4,552	1,347	29.6
Less: Profit sharing programs, including taxes		90	83	7	8.4		90	83	7	8.4

Consolidated Operating Expenses, excluding fuel, profit sharing and special items		$5,538	$5,367	$171	3.2		$10,957	$10,599	$358	3.4

Net Income		$538	$611	$(73)	11.9		$325	$428	$(103)	24.1
Less: Special items, net (D)		39	135	(96)	NM		116	135	(19)	NM

Net Income, excluding special items		$577	$746	$(169)	22.7		$441	$563	$(122)	21.7

	Three Months Ended June 30, 2011					Six Months Ended June 30, 2011
Diluted earnings per share	$		1.39			$		0.88
Less: Special items, net			0.10					0.30

Diluted earnings per share, excluding special items	$		1.49			$		1.18

UAL ANNOUNCES SECOND QUARTER 2011 PROFIT/PAGE 14

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UNITED CONTINENTAL HOLDINGS, INC.

NON-GAAP FINANCIAL RECONCILIATION (Continued)

	Three Months Ended June 30,			Six Months Ended June 30,
	2011	2010 Pro Forma (A)	% Increase / (Decrease)	2011	2010 Pro Forma (A)	% Increase / (Decrease)
CASM Mainline Operations (cents)
Cost per available seat mile (CASM)	12.97	11.72	10.7	12.84	11.66	10.1
Less: Special items (D)	0.26	0.25	NM	0.20	0.12	NM

CASM, excluding special items	12.71	11.47	10.8	12.64	11.54	9.5
Less: Fuel cost per available seat mile	4.54	3.54	28.2	4.32	3.43	25.9

CASM, excluding special items and fuel	8.17	7.93	3.0	8.32	8.11	2.6
Less: Profit sharing cost per available seat mile	0.16	0.15	6.7	0.09	0.08	12.5

CASM, excluding special items, fuel and profit sharing	8.01	7.78	3.0	8.23	8.03	2.5
Add: Profit sharing held constant at prior year expense per available seat mile	0.15	0.15	—	0.08	0.08	—
Add: Current year fuel cost at prior year fuel price per available seat mile	3.51	—	NM	3.42	—	NM
Add: Prior year fuel cost per available seat mile	—	3.54	NM	—	3.43	NM

CASM, holding fuel and profit sharing constant and excluding special items	11.67	11.47	1.7	11.73	11.54	1.6

CASM Consolidated Operations (cents)
Cost per available seat mile (CASM)	13.85	12.48	11.0	13.72	12.43	10.4
Less: Special items (D)	0.23	0.22	NM	0.18	0.11	NM

CASM, excluding special items	13.62	12.26	11.1	13.54	12.32	9.9
Less: Fuel cost per available seat mile	4.96	3.79	30.9	4.71	3.68	28.0

CASM, excluding special items and fuel	8.66	8.47	2.2	8.83	8.64	2.2
Less: Profit sharing cost per available seat mile	0.14	0.13	7.7	0.07	0.07	—

CASM, excluding special items, fuel and profit sharing	8.52	8.34	2.2	8.76	8.57	2.2
Add: Profit sharing held constant at prior year expense per available seat mile	0.13	0.13	—	0.07	0.07	—
Add: Current year fuel cost at prior year fuel price per available seat mile	3.77	—	NM	3.66	—	NM
Add: Prior year fuel cost per available seat mile	—	3.79	NM	—	3.68	NM

CASM, holding fuel and profit sharing constant and excluding special items	12.42	12.26	1.3	12.49	12.32	1.4

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